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                                 EXHIBIT NO. 2.1

                         CERTIFICATE OF INCORPORATION OF
                      TIMBER RESOURCES INTERNATIONAL, INC.

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                          CERTIFICATE OF INCORPORATION
                                       OF
                      TIMBER RESOURCES INTERNATIONAL, INC.

         FIRST: The name of the Corporation is TIMBER RESOURCES INTERNATIONAL, INC..

         SECOND: The Name and Address of the Corporation's registered office in the State of Delaware is The Company Corporation, 1013 CENTRE ROAD , Wilmington Delaware 19801-1151.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue two classes of stock, in whatever series or amounts the Board of Directors may designate, is 100,000,000 shares of common stock of par value $0.001; and 6,000,000 shares of convertible preferred stock of par value $5.00 (convertible to common stock on such terms as the Board of Directors may provide).

         FIFTH: The name and mailing address of the incorporator is William Stocker, Attorney at Law, 34700 Pacific Coast Highway, Suite 303, Capistrano Beach CA 92624..

         SIXTH: Election of directors need not be by written ballot.

         SEVENTH: The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation (except as and to the extent provided in the By-Laws).

         EIGHTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that the person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another Corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including reasonable counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of the Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by the Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.
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CERTIFICATE OF INCORPORATION OF
TIMBER RESOURCES INTERNATIONAL, INC.
May 12, 1998 Page 2

         NINTH: No director of the Corporation shall be liable to the Corporation or any of the stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, reasonable counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of the Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

         IN WITNESS WHEREOF, the Incorporator hereby signs this Certificate of Incorporation on May 12, 1998.

                              /s/ William Stocker
                              William Stocker
                                 attorney at law
                                 INCORPORATOR